Exhibit 99.1

AeroVironment, Inc. Completes Acquisition of Arcturus UAV, Expands Portfolio with Medium Unmanned Aircraft Systems

•	Arcturus UAV’s complementary capabilities provide program diversification, increase key customer penetration and enhance shareholder value

•	Transaction adds leading medium Unmanned Aircraft Systems to AeroVironment’s portfolio of intelligent, multi-domain robotic systems

•	Vertical takeoff and landing (VTOL) JUMP 20 unmanned aircraft system delivers reliable, multi-mission capabilities without launchers or runways to USSOCOM and other customers

AeroVironment Completes Acquisition of Arcturus UAV

SIMI VALLEY, Calif., Feb. 22, 2021 – AeroVironment, Inc. (NASDAQ: AVAV), a global leader in unmanned aircraft systems, today announced it had completed its acquisition of Arcturus UAV, Inc. a leading designer and manufacturer of high-performance unmanned aircraft systems (UAS). The approximately $405 million transaction was previously announced in a press release on January 13, 2021.

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AVAV Arcturus UAV Closing – Feb 2021

The United States Special Operations Command (USSOCOM) selected Arcturus UAV as one of six companies qualified for the potential $975 million indefinite-delivery/indefinite-quantity MEUAS IV contract in June 2020. The contract enables awardees to compete for site-specific task orders and provide USSOCOM with unmanned aircraft systems services and support for intelligence, surveillance and reconnaissance (ISR) operations. Arcturus UAV employs its VTOL JUMP 20 in support of USSOCOM operations, minimizing the logistical footprint of UAS operations while delivering multi-payload, multi-mission capabilities. Arcturus UAV is also one of four awardees selected for funded development and demonstrations supporting the U.S. Army’s FTUAS program, a potential billion dollar, next-generation UAS program.

“Like AeroVironment, the Arcturus UAV team is laser-focused on supporting its customers around the world with the most reliable and effective products and services for their missions,” said Wahid Nawabi, president and chief executive officer. “As we welcome the Arcturus UAV team to AeroVironment, we commit to maintaining or exceeding the high level of service our existing and new customers experience. The JUMP 20 and T-20 platforms, combined with associated ISR services, represent a significant expansion to AeroVironment’s portfolio of intelligent, multi-domain robotic systems that will enhance long-term shareholder value and help our customers around the world Proceed with Certainty.”

AeroVironment completed the acquisition of Arcturus UAV on February 19, 2021, resulting in Arcturus UAV becoming a wholly-owned subsidiary operating under the AeroVironment brand.

About AeroVironment UNMANNED AIRCRAFT SOLUTIONS

AeroVironment’s portfolio of intelligent, multi-domain robotic systems includes small footprint, runway-independent unmanned aircraft systems. The JUMP 20, T-20 and Puma™ LE provide extended range, multi-payload capabilities, and the RQ-20A/B Puma™, RQ-11B Raven®, RQ-12A Wasp®, VAPOR® Helicopter and automated Quantix™ Recon deliver highly tactical, frontline situational awareness. These solutions deliver increased, multi-mission capabilities and the option of selecting the appropriate aircraft based on the type of mission to be performed. These capabilities have the potential to provide significant force protection and force multiplication benefits to small tactical units and security personnel, as well as greater safety, scalability and cost-savings to commercial operators.  AeroVironment provides turnkey ISR and support services worldwide to ensure a consistently high level of mission success. AeroVironment has delivered tens of thousands of new and replacement unmanned air vehicles to customers within the United States and to more than 50 allied governments. For more information visit https://www.avinc.com/uas.

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AVAV Arcturus UAV Closing – Feb 2021

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can Proceed with Certainty. Celebrating 50 years of innovation, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information, visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to successfully achieve the anticipated benefits of the acquisition of Arcturus UAV, including by retaining key employees and customers of Arcturus UAV; the risk that disruptions will occur from acquisitions that will harm our business or any acquired businesses; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees; the ability to timely and sufficiently integrate acquired operations into our ongoing business and compliance programs, including the expansion of international aspects; our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

AeroVironment, Inc.

Makayla Thomas

+1 (805) 520-8350

pr@avinc.com

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